Exhibit 99.1

2026 Stock Incentive Plan
of
ADI Global Distribution Inc.
and Its Affiliates

Article I

Establishment and Purpose

1.1 Purpose. The purpose of this 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (as the same may be amended and restated from time to time, the “Plan”) is to enable the Company to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (a) providing incentives and rewards to certain Employees and Other Service Providers who are in a position to contribute materially to the success and long-term objectives of the Company, (b) aiding in the recruitment and retention of Employees and Other Service Providers of exceptional ability, (c) providing Employees and Other Service Providers an opportunity to acquire or expand equity interests in the Company, (d) promoting the growth and success of the Company’s business by aligning the financial interests of Employees and Other Service Providers with that of the other stockholders of the Company and (e) providing certain compensation to eligible directors of the Company and encouraging the highest level of director performance by providing such directors with a proprietary interest in the Company’s success and progress by granting them stock-based awards. Towards these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock, Other Stock-Based Awards, Cash-Based Awards and Adjusted Director Spin-Off Awards.

1.2 Effective Date; Stockholder Approval. The Plan is effective as of August 7, 2026 (the “Effective Date”), which is the effective date of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission in connection with the Company’s registration of shares of Common Stock for issuance under the Plan following the Spin-Off; provided, that the Plan was adopted by the Board and approved by the Company’s sole stockholder on July 1, 2026 in accordance with the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange.

Article II

Definitions

For purposes of the Plan, the following terms have the following meanings:

2.1 “1933 Act” means the Securities Act of 1933, as amended, and the regulations and interpretations thereunder.

2.1 “Adjusted Director Spin-Off Award” means an award originally granted as a Resideo Director DSU Award that is adjusted into an Award under this Plan upon the effective time of the Spin-Off under the “shareholder method” pursuant to the terms of the Employee Matters Agreement.

2.2 “Adjusted RSU Spin-Off Award” means an award originally granted as a Resideo Time-Based Restricted Stock Unit or Resideo Performance Stock Unit that is adjusted into an Award under this Plan upon the effective time of the Spin-Off under the “concentration method” pursuant to the terms of the Employee Matters Agreement.

2.3 “Adjusted Spin-Off Awards” means, collectively, the Adjusted Director Spin-Off Awards and the Adjusted RSU Spin-Off Awards.

2.4 “Affiliate” means (a) any subsidiary of the Company of which at least 50 percent of the aggregate outstanding voting common stock or capital stock is owned directly or indirectly by the Company, (b) any other parent of a subsidiary described in clause (a), or (c) any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate by the Committee in its sole discretion.

2.5 “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) “Stock Options” awarded pursuant to Section 4.3; (b) “Stock Appreciation Rights” awarded pursuant to Section 4.3; (c) “Restricted Stock Units” awarded pursuant to Section 4.4, including Adjusted RSU Spin-Off Awards; (d) “Restricted Stock” awarded pursuant to Section 4.4 (e) “Other Stock-Based Awards” awarded pursuant to Section 4.5; (f) “Cash-Based Awards” awarded pursuant to Section 4.6; and (g) “Adjusted Director Spin-Off Awards pursuant to Section 4.9.

2.6 “Award Agreement” means the document issued, either in writing or an electronic medium, to a Participant evidencing the grant of an Award and that sets out the terms and conditions of such Award.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cash-Based Award” means an award issued pursuant to Section 4.6.

2.9 “Cause” has the meaning assigned to such term in any severance plan of the Company or an Affiliate, in each case, that is applicable to such Participant as of immediately prior to the Termination of Service; provided, that if no such agreement exists, or if such term is not defined in such agreement, “Cause” means any of the following: (i) clear evidence of a significant violation of the Company’s Code of Business Conduct; (ii) a fraud committed against the Company; (iii) the misappropriation, embezzlement or reckless or willful destruction of Company property; (iv) the willful failure to perform, or gross negligence in the performance of, duties; (v) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (vi) the knowing falsification of any records or documents of the Company; (vii) a significant breach of any statutory or common law duty of loyalty to the Company; (viii) intentional and improper conduct significantly prejudicial to the business of the Company; (ix) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (x) the violation of Company rules and policies that, based on a single occurrence, might not meet the significance thresholds of (i), (vii) or (viii) above, but that shall, for purposes of such significance thresholds, be deemed to constitute a violation thereof in the event any such violation occurs more than once. Cause shall be determined by the Committee for Reporting Persons and Non-Employee Directors or by the Company for all other Participants, in its sole and absolute discretion.

2.10 “Change in Control” means (a) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (c) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company and its subsidiaries on a consolidated basis that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company and its subsidiaries on a consolidated basis immediately before such acquisition or acquisitions. For purposes of clause (d), “gross fair market value” means the value of the assets of the Company and its subsidiaries on a consolidated basis, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) shall be deemed to be a Change in Control for purposes of this Plan. For the avoidance of doubt, the Spin-Off will not constitute a Change in Control.

2.11 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

2.12 “Committee” means the compensation committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board, which committee or subcommittee is comprised solely of two or more persons who are Non-Employee Directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

2.13 “Common Stock” means the common stock of the Company.

2.14 “Company” means ADI Global Distribution Inc. and its successors.

2.15 “Disabled” and “Disability”, with respect to a Participant, have the meanings assigned to such terms under the long-term disability plan maintained by the Company or an Affiliate in which such Participant is covered at the time the determination is made, and if there is no such plan, mean the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience; provided, that, to the extent an Award subject to Section 409A of the Code shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code, unless otherwise provided in an Award Agreement; provided, further, that with respect to a Non-Employee Director, “Disability” has the meaning given to such term in the Non-Employee Director’s Award Agreement.

2.16 “Dividend Equivalent” means an Award entitling the grantee to an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

2.17 “Employee” means any individual who performs services as an employee of the Company or an Affiliate.

2.18 “Employee Matters Agreement” means the Employee Matters Agreement entered into between the Company and Resideo in connection with the Spin-Off.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.20 “Executive Level Employee” means any individual who is designated as an officer of the Company by the Board, whether or not that individual is in a direct reporting relationship to the Company’s Chief Executive Officer.

2.21 “Exercise Price” means the price of a Share, as fixed by the Committee, that may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

2.22 “Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the average (mean) of the highest and lowest sales prices of a Share, as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sale of Shares is reported on this date, on the most recent preceding day on which there were sales of Shares reported or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

2.23 “Good Reason” has the meaning assigned to such term in any written individual agreement between the Company or an Affiliate and the Participant in which such term is defined and in the absence of any such written agreement, has the meaning assigned to such term in any severance plan of the Company or an Affiliate, in each case, that is applicable to such Participant, in each case, as of immediately prior to the Change in Control (but assuming that a Change in Control has occurred for purposes of such agreement or plan); provided, that if no such agreement exists, or if such term is not defined in such agreement, “Good Reason” means, without the Participant’s consent, (a) a material reduction in the Participant’s base salary and, as to a Participant who is an Executive Level Employee, annual target bonus in effect immediately prior to the Change in Control (other than a reduction that is generally applicable to all salaried and non-union hourly employees of the Company); (b) the permanent elimination of the Participant’s position, not including a transfer pursuant to the sale of a facility or line of business, provided the Participant is offered substantially comparable employment with the successor employer; (c) in the case of a Participant who is an Executive Level Employee, a material adverse change to the Participant’s position, function, responsibilities or reporting level, or in the standard of performance required of the Participant, as determined immediately prior to a Change in Control; (d) a material change in the geographic location at which the Participant must perform his or her services from the location the Participant was required to perform such services immediately prior to a Change in Control; or (e) an action by the Company that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Participant provides written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have the opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to a Participant’s Good Reason termination by the end of the thirty (30) day cure period, the Participant’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Participant has withdrawn such Good Reason termination notice.

2.24 “Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that meets the requirements of Section 422 of the Code and is designated in the Award Agreement to be an Incentive Stock Option.

2.25 “Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee. An individual who is elected to the Board at a meeting of the stockholders of the Company shall be deemed to be a member of the Board as of the date of the meeting.

2.26 “Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

2.27 “Other Service Provider” means an individual providing services to the Company as an independent contractor or consultant and who is not an Employee or a Non-Employee Director.

2.28 “Other Stock-Based Award” means an Award granted under Section 4.5 and denominated in Shares.

2.29 “Participant” means a person designated to receive an Award under the Plan.

2.30 “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.31 “Resideo” means Resideo Technologies, Inc., the sole stockholder of the Company prior to the Spin-Off.

2.32 “Resideo Board” means the Board of Directors of Resideo.

2.33 “Resideo Director DSU Award” has the meaning given to such term in the Employee Matters Agreement.

2.34 “Resideo Performance Stock Unit” has the meaning given to such term in the Employee Matters Agreement.

2.35 “Resideo Time-Based Restricted Stock Unit” has the meaning given to such term in the Employee Matters Agreement.

2.36 “Restricted Stock” means Shares issued pursuant to Section 4.4 that are subject to any restrictions that the Committee, in its discretion, may impose.

2.37 “Restricted Stock Unit” means a right granted under Section 4.4 to acquire Shares or an equivalent amount in cash that is subject to any restrictions that the Committee, in its discretion, may impose.

2.38 “Retirement” means, with respect to Employees and Other Service Providers, except as otherwise determined by the Committee or as required by local law applicable to such Participant, the Termination of Service on or after attainment of age 55 with 10 years of service with the Company and its Affiliates (including service with Resideo or any of its subsidiaries (or any predecessor thereto) prior to the Spin-Off to the extent provided under the Employee Matters Agreement), other than on account of an involuntary Termination of Service for Cause, provided, however, that such Participant has advised the Company’s corporate secretary in writing no less than six (6) months prior to such Retirement that he or she is considering retirement. For purposes of this Section, “years of service” is determined using the Participant’s most-recent adjusted service date, as reflected at the Participant’s Termination of Service in the Company’s records. Notwithstanding any provision to the contrary in this Plan or any Award Agreement, any continued or extended vesting and/or exercise period that would otherwise be available upon a Participant’s Retirement under an Award granted on or after the Effective Date shall not apply to any such Awards granted to any Participant resident in any country where a continued or extended vesting and/or exercise period due to Retirement would violate age discrimination rules and regulations. The provisions of this Plan relating to Retirement (including, without limitation, continued vesting, pro rata vesting, and extended exercise periods upon Retirement) shall have no application to Awards granted to Non-Employee Directors. The terms and conditions applicable to a Non-Employee Director’s cessation of service shall be exclusively as set forth in the applicable Award Agreement.

2.39 “Share” means a share of Common Stock.

2.40 “Spin-Off” means the distribution, effective August 3, 2026, of all the outstanding shares of Common Stock to stockholders of Resideo in 2026 pursuant to the Separation and Distribution Agreement between the Company and Resideo entered into in connection with such distribution.

2.41 “Stock Appreciation Right” means a right granted under Section 4.3 to an amount in cash or a number of Shares with a Fair Market Value equal to the excess of the Fair Market Value of the Shares on the date on which the Stock Appreciation Right is exercised over the applicable Exercise Price (with any fractional Shares treated in accordance with Section 5.5).

2.42 “Stock Option” means a right granted under Section 4.3 to purchase from the Company a stated number of Shares at the applicable Exercise Price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

2.43 “Termination of Service” means, with respect to an Employee or Other Service Provider, the date of cessation of a Participant’s provision of services to the Company and its Affiliates for any reason, with or without Cause, as determined by the Company; provided, that a Participant will be deemed to have incurred a Termination of Service on the date that such Participant provides notice of termination to the Company and its Affiliates. Except as otherwise provided in an Award Agreement, (a) termination of service shall be determined without regard to any statutory or contractual notice periods for termination of employment, dismissal, redundancy, and similar events, and (b) if an Employee’s employment is terminated under circumstances that entitle the Employee to severance benefits pursuant to any applicable severance plan of the Company or an Affiliate in which the Employee participates, the Employee’s employment relationship with the Company and its Affiliates shall cease on the day prior to the date that severance benefits become payable under the terms of the applicable severance plan without regard to any delay in payment required by Section 409A of the Code. Notwithstanding the foregoing, (x) if an Affiliate ceases to be an Affiliate while an Award granted to a Participant who provides services to such Affiliate is outstanding, the Committee may, in its discretion, deem such Participant to have a Termination of Service on the date the Affiliate ceases to be an Affiliate or on a later date specified by the Committee; (y) the Committee shall make any determination described in clause (x) before or not more than a reasonable period after the date the Affiliate ceases to be an Affiliate; and (z) each such Participant’s Termination of Service shall be treated as an involuntary termination not for Cause. With respect to a Participant who is a Non-Employee Director, “Termination of Service” means the date on which such Participant ceases to serve as a member of the Board for any reason. For purposes of clarification, any non-qualified deferred compensation (within the meaning of Section 409A of the Code) payable to the Participant upon a Termination of Service pursuant to the terms and conditions of this Plan shall be paid to the Participant upon a “separation from service” as determined in accordance with Section 409A of the Code without the imposition of additional taxes or penalties.

Article III

Administration

3.1 The Committee. The Plan shall be administered by the Committee.

3.2 Authority of the Committee. The Committee shall have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (a) interpret the Plan; (b) prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (c) select Employees, Non-Employee Directors and Other Service Providers to receive Awards under the Plan; (d) determine the form of Awards, the number of Shares subject to each Award, all the terms and conditions of an Award including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options and the terms of Award Agreements; (e) determine whether Awards shall be granted singly, in combination or in tandem; (f) establish and administer performance criteria in respect of any Awards that are subject to performance-based vesting or settlement; (g) waive or amend any terms, conditions, restrictions or limitations on an Award, except that the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(g), may not be waived; (h) in accordance with Article V, make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan that may be appropriate; (i) provide for the deferred payment of Awards and the extent to which payment shall be credited with Dividend Equivalents; (j) determine whether Awards may be transferable to family members, a family trust, a family partnership or otherwise; (k) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (l) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to (including any Award Agreement), or Award made under, the Plan; (m) waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award; (n) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards if the requirements of Section 4.8 are met, or in accordance with Section 5.4; (o) establish any provisions that the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (p) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan; provided, that, with respect to Adjusted Spin-Off Awards, the Committee’s authority and exercise of discretion pursuant to the Plan shall be subject to and consistent with the Employee Matters Agreement.

3.3 Effect of Determinations. All determinations of the Committee shall be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to one or more subcommittees of the Committee or to the Chief Executive Officer of the Company or any other individual or committee as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish. Only the Committee (or a subset thereof), however, shall have authority to grant and administer Awards to Reporting Persons, Non-Employee Directors and any delegate of the Committee.

3.5 Employment of Advisors. The Committee may select and employ attorneys, consultants, accountants and other advisors at the Company’s expense (and may determine the compensation thereof), and the Committee, the Company, and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

3.6 No Liability. No member of the Committee, nor any person acting as a delegate of the Committee with respect to the Plan, shall be liable for any losses resulting from any action taken or omitted to be taken, interpretation or construction made in good faith with respect to the Plan, any Award Agreement or any Award granted under the Plan.

Article IV

Awards

4.1 Eligibility. All Employees, Non-Employee Directors and such Other Service Providers as may be designated by the Committee from time to time, are eligible to receive Awards granted under the Plan, except as otherwise provided in this Article IV. Notwithstanding the foregoing, in connection with the Spin-Off and pursuant to the terms of the Employee Matters Agreement, certain holders of Resideo Director DSU Awards will receive Adjusted Director Spin-Off Awards, thereby becoming Participants in the Plan.

4.2 Form of Awards. Awards shall be in the form determined by the Committee, in its discretion, and shall be evidenced by an Award Agreement. Awards may be granted singly or in combination or in tandem with other Awards. Notwithstanding the forgoing, the Committee may in its discretion determine not to evidence one or more Adjusted Director Spin-Off Awards with an Award Agreement, and instead rely on the terms set forth in the award agreement evidencing the underlying Resideo Director DSU Award to which such Adjusted Director Spin-Off Award relates, as adjusted pursuant to the Employee Matters Agreement.

4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees, Non-Employee Directors and Other Service Providers whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

(a) Form. Stock Options granted under the Plan shall, at the discretion of the Committee and as set forth in the Award Agreement, be in the form of Incentive Stock Options, Nonqualified Stock Options, or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each shall be clearly identified, and they shall be deemed to have been granted in separate grants. In no event shall the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously issued Nonqualified Stock Options.

(b) Exercise Price. Other than with respect to Stock Options that are assumed, converted or substituted as a result of the acquisition of another company by the Company or an Affiliate or a combination of the Company or an Affiliate with another company, the Committee shall set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options, however, shall be equal to or greater than 110 percent of the Fair Market Value of a Share on the date of grant if the Participant receiving the Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option shall be equal to the Exercise Price of the related Stock Option. The Exercise Price of a Stock Option or Stock Appreciation Right shall be set forth in the Award Agreement.

(c) Term and Timing of Exercise. Except as otherwise provided in an Award Agreement, Stock Options and Stock Appreciation Rights shall lapse not later than 10 years after the date of grant, as determined by the Committee at the time of grant. Except as otherwise provided in an Award Agreement or other subsequent agreement between a Participant and the Company or an Affiliate, each Stock Option or Stock Appreciation Right granted under the Plan shall be exercisable in whole or in part, subject to the following conditions:

(i) The date on which any Award of Stock Options or Stock Appreciation Rights to a Participant vest and may first be exercised shall be set forth in the Award Agreement, which must comply with Section 4.8.

(ii) A Stock Appreciation Right granted in tandem with a Stock Option shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only to the extent that the related Stock Option is exercisable.

(iii) With respect to Employees and Other Service Providers, Stock Options and Stock Appreciation Rights shall vest and remain exercisable as follows, subject to Section 5.4:

Event	Vesting	Exercise Period for Vested Awards
Death	Immediate vesting as of death (including if death occurs during any post-Retirement continued vesting period).	Expires earlier of (i) original expiration date, or (ii) 3 years after death (including if death occurs during any post-Retirement continued vesting period).

Disability	Immediate vesting as of Termination of Service due to the incurrence of Disability.	Expires earlier of (i) original expiration date, or (ii) 3 years after Termination of Service due to Disability.

Retirement*	Unvested Awards continue to vest in accordance with original vesting schedule following Retirement.	Expires on the earlier of (i) original expiration date or (ii) 3 years after Retirement.

Voluntary Termination of Service (other than covered by Retirement)	Unvested Awards forfeited as of Termination of Service.	Expires earlier of (i) original expiration date, or (ii) 30 days after Termination of Service.

Involuntary Termination of Service not for Cause	Unvested Awards forfeited as of Termination of Service.	Expires earlier of (i) original expiration date, or (ii) 1 year after Termination of Service.

Involuntary Termination of Service for Cause	Unvested Awards forfeited as of Termination of Service.	Vested Awards immediately cancelled.

*	Except as otherwise provided in an Award Agreement, if a Participant’s Retirement results in the continued vesting of such Award, as a condition thereof the Participant agrees that for the remainder of any applicable continued vesting period, he or she shall: (x) remain available to provide service to the Company on an as-requested basis (which service, for purposes of compliance with Section 409A of the Code, shall not exceed 20% of the Participant’s pre-Termination of Service level of Service to the Company) and (y) execute, in the discretion of the Company, a non-competition agreement in favor of the Company in the form provided by the Company.

(iv) With respect to Non-Employee Directors, each such Participant’s Award Agreement shall set forth the extent to which such Participant shall have the right to exercise a Stock Option or Stock Appreciation Right following termination of the Participant’s service as a director of the Company (whether by death, Disability, retirement, or any other reason); provided, that, except as determined by the Committee or as set forth in an Award Agreement, unvested Awards will be forfeited as of any Termination of Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, subject to Section 3.2(e), need not be uniform among all Stock Options or Stock Appreciation Rights granted, and may reflect distinctions based on the reasons for termination.

(v) Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by applicable laws of descent and distribution. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant’s estate, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant’s estate or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Stock certificates shall be registered and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. No portion of the Exercise Price of a Stock Option may be paid from the proceeds of a loan of cash from the Company to the Participant. In addition, the Committee may also permit payment of all or a portion of the Exercise Price to be made by any other method, provided, that, for Awards to Reporting Persons, permissible methods shall be set forth in the applicable Award Agreement, including:

(i) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (d)(v), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid;

(iii) Instructing the Company to withhold Shares that would otherwise be issued having a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid (provided such withholding has been expressly authorized by the Committee); or

(iv) Any combination of the methods described in paragraphs (i), (ii), and (iii).

(v) The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to paragraph (d)(ii) or prohibit withholding pursuant to paragraph (d)(iii).

(e) Incentive Stock Options. Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations, and restrictions:

(i) Eligibility. Incentive Stock Options may be granted only to Employees of the Company or an Affiliate that is a subsidiary or parent corporation of the Company, within the meaning of Section 424 of the Code.

(ii) Timing of Grant. No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s sole stockholder.

(iii) Amount of Award. The aggregate Fair Market Value as of the date of grant of the Shares with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Affiliates shall be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option shall afterwards be treated as a Nonqualified Stock Option for all purposes.

(iv) Timing of Exercise. If the Committee exercises its discretion in the Award Agreement to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Section 22(e) of the Code), the Incentive Stock Option shall be treated as a Nonqualified Stock Option for all purposes following the date that is three months after the Participant has ceased being an Employee (or 12 months after the Participant is determined to be permanently and totally disabled, within the meaning of Section 22(e) of the Code). For purposes of this paragraph (e)(iv), an Employee’s employment relationship shall be treated as continuing intact while the Employee is on military leave, sick leave, or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee’s right to reemployment with the Company or an Affiliate is guaranteed by statute or by contract. Where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed by statute or contract, the employment relationship shall be deemed to have ceased on the 91st day of the leave.

(v) Transfer Restrictions. In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the applicable laws of descent and distribution, and any Incentive Stock Option awarded under this Plan shall be exercisable only by the Participant during the Participant’s lifetime.

(f) Exercise of Stock Appreciation Rights. Upon exercise, Stock Appreciation Rights may be redeemed for cash or Shares or a combination of cash and Shares, in the discretion of the Committee, and as described in the Award Agreement. Cash payments shall be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price for each Share for which a Stock Appreciation Right was exercised. If the Stock Appreciation Right is redeemed for Shares, the Participant shall receive a number of Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise (with any fractional Shares to be treated in accordance with Section 5.5).

(g) Certain Prohibitions. The following terms or actions shall not be permitted with respect to any Award of Stock Options or Stock Appreciation Rights:

(i) No Repricing. Except as otherwise provided in Section 5.3, in no event shall the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant, or cancel outstanding Stock Options or Stock Appreciation Rights and grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards, or purchase underwater Stock Options from a Participant for cash or replacement Awards without first obtaining the approval of the Company’s stockholders in a manner that complies with the rules of the New York Stock Exchange.

(ii) No Dividends or Dividend Equivalents. The Committee shall not provide for the payment of Dividends or Dividend Equivalents with respect to Stock Options or Stock Appreciation Rights.

(iii) No Reload Options. The Committee shall not grant Stock Options or Stock Appreciation Rights that have reload features under which the exercise of a Stock Option or Stock Appreciation Right by a Participant automatically entitles the Participant to a new Stock Option or Stock Appreciation Right.

(iv) No Additional Deferral Features. The Committee shall not grant Stock Options or Stock Appreciation Rights that have “additional deferral features” as described in Section 409A of the Code, thereby subjecting the Stock Option or Stock Appreciation Right to the requirements of Section 409A of the Code.

4.4 Restricted Stock Units and Restricted Stock. The Committee may grant Restricted Stock Units and Restricted Stock under the Plan to those Employees, Non-Employee Directors and Other Service Providers whom the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

(a) Grant of Restricted Stock Units. The Committee may grant Restricted Stock Units to any Employee, Non-Employee Director or Other Service Provider, which are denominated in, valued in whole or in part by reference to, or otherwise related to, Shares. The Committee shall determine, in its discretion, the terms and conditions that apply to Restricted Stock Units granted pursuant to this Section 4.4, including whether and how Dividend Equivalents shall be credited with respect to any Award. The terms and conditions of the Restricted Stock Units shall be set forth in the applicable Award Agreement.

(b) Grant of Restricted Stock. As soon as practicable after Restricted Stock has been granted, certificates for all Shares of Restricted Stock shall be registered in the name of the Participant and held for the Participant by the Company. The Participant shall have all rights of a stockholder with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and forfeiture, must comply with Section 4.8 and, except as otherwise provided in Section 7.1, may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed until the restrictions are satisfied or lapse.

(c) Dividends and Dividend Equivalents. Any dividends or Dividend Equivalents that are paid with respect to Shares or Restricted Stock will be subject to the same vesting restrictions as the Shares to which such dividends or distributions relate. Any dividends, Dividend Equivalents or distributions that are paid with respect to Restricted Stock Units will be subject to the same vesting restrictions as the Shares to which such dividends or distributions relate. Dividends and Dividend Equivalents related to Restricted Stock and Restricted Stock Units subject to performance-based vesting conditions will be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable performance goals, as the original Award. Subject to the vesting restrictions above, the terms of any Dividend Equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such Dividend Equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and Dividend Equivalents in addition to those specified in this Section 4.4(c). Notwithstanding anything herein to the contrary, with respect to any Restricted Stock Units subject to Section 409A of the Code, the payment of such dividends or Dividend Equivalents shall comply with Section 409A of the Code. The Committee shall determine any terms and conditions on deferral, including the rate of interest to be credited on deferrals and whether interest will be compounded.

(d) Vesting and Forfeiture. The Committee may, in its discretion and as set forth in the Award Agreement, impose any restrictions on Restricted Stock Units and/or their related Dividend Equivalents or Restricted Stock that it deems to be appropriate, including conditioning the vesting or settlement of all or part of any such Awards on the achievement or satisfaction of performance criteria (any such Award, a “Performance Stock Unit” or “Performance Restricted Stock”), which must comply with Section 4.8. Except as otherwise provided in an Award Agreement or other subsequent agreement between a Participant and the Company or an Affiliate, the Restricted Stock Units, related Dividend Equivalents and Restricted Stock granted to Participants shall be subject to the following restrictions:

(i) Vesting and Forfeiture. Subject to Section 5.4, if the restrictions have not lapsed or been satisfied as of the Participant’s Termination of Service, the Restricted Stock Units or Restricted Stock shall be forfeited by the Participant if the termination is for any reason other than death, Disability or Retirement.

(ii) Death or Disability. Except for Restricted Stock Units and Restricted Stock granted subject to performance-based vesting conditions, all restrictions on Restricted Stock Units and any related Dividend Equivalents or Restricted Stock granted pursuant to this Section 4.4 shall lapse upon the Participant’s death or Termination of Service due to Disability.

(iii) Retirement. Restricted Stock Units and Restricted Stock granted to Employees and Other Service Providers are subject to the following provisions:

i. Except for Restricted Stock Units and Restricted Stock granted subject to performance-based vesting conditions, upon a Participant’s Retirement, all restrictions on Restricted Stock Units and any related Dividend Equivalents or Restricted Stock granted pursuant to this Section 4.4 shall lapse in accordance with the original vesting schedule of the Award, subject to the immediate lapse of all restrictions upon a Participant’s death.

ii. With respect to Restricted Stock Units and Restricted Stock granted subject to performance-based vesting conditions, upon a Participant’s Retirement, all restrictions will lapse on a pro rata portion of the Restricted Stock Units and any related Dividend Equivalents or Restricted Stock granted pursuant to this Section 4.4 that would otherwise have been determined by the Committee to have been earned as of the end of the applicable performance period if the Participant’s service had continued, with such pro rata portion determined by dividing the number of days between the first day of the performance period and the Retirement date, by the number of days in the applicable performance period.

iii. Except as otherwise provided in an Award Agreement, if a Participant’s Retirement results in an Award’s continued vesting or pro rata vesting based on the Company’s actual levels of achievement of the applicable performance metrics at the end of the performance period, as a condition thereof the Participant agrees that for the remainder of any applicable continued vesting period or actual performance period, he or she shall:

(x) remain available to provide service to the Company on an as-requested basis (which service, for purposes of compliance with Section 409A of the Code, shall not exceed 20% of the Participant’s pre-Termination of Service level of Service to the Company) and (y) execute, in the discretion of the Company, a non-competition agreement in favor of the Company in the form provided by the Company.

(iv) Legend. To enforce any restrictions that the Committee may impose on Restricted Stock, the Committee shall cause a legend referring to the restrictions to be placed on all certificates for Shares of Restricted Stock. When restrictions lapse or are satisfied, a new certificate, without the legend, for the number of Shares with respect to which restrictions have lapsed or been satisfied shall be issued and delivered to the Participant.

(e) Redemption of Restricted Stock Units. Restricted Stock Units may be redeemed for cash or whole Shares, or a combination of cash and whole Shares, in the discretion of the Committee, when the restrictions lapse and any other conditions set forth in the Award Agreement have been satisfied; provided, that with respect to any Restricted Stock Units subject to Section 409A of the Code such redemption shall occur in a manner that complies with Section 409A of the Code. Each Restricted Stock Unit may be redeemed for one Share or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Stock Unit vests.

(f) Deferred Units. Subject to Section 7.14 and to the extent determined by the Committee, Participants may be permitted to request the deferral of payment of vested Restricted Stock Units (including the value of related Dividend Equivalents) to a date later than the payment date specified in the Award Agreement, provided, that any such election be made in accordance with Section 409A of the Code. The Committee shall determine any terms and conditions on deferral. Adjusted Director Spin-Off Awards shall remain subject to the terms of the deferral election to which the underlying Resideo Director DSU Award was subject as of immediately prior to the Spin-Off (including, without limitation, the deferral schedule and permissible payment events).

4.5 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock) to any Employee, Non-Employee Director or Other Service Provider that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other things, phantom or hypothetical Shares. The Committee shall determine, in its discretion and subject to Section 7.14, the terms and conditions that will apply to Other Stock-Based Awards granted pursuant to this Section 4.5, including whether Dividend Equivalents will be credited with respect to any such Award in the event of a payment of dividends on Common Stock, and whether such Awards will be settled in cash or whole Shares, or a combination of cash and whole Shares, when the restrictions lapse and any other conditions set forth in the Award Agreement have been satisfied. The terms and conditions of Other Stock-Based Awards shall be set forth in the applicable Award Agreement and except as otherwise provided in an Award Agreement or other subsequent agreement between a Participant and the Company or an Affiliate, the Other Stock-Based Awards granted to Participants shall be subject to the following restrictions and must comply with Section 4.8:

(a) Vesting. Subject to Section 5.4, if the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Service, the Shares shall be forfeited by the Participant if the termination is for any reason other than death, Disability or Retirement.

(b) Death or Disability. Except for Other Stock-Based Awards granted subject to performance-based vesting conditions, restrictions on Other Stock-Based Awards and any related Dividend Equivalents granted pursuant to this Section 4.5 shall lapse upon the Participant’s death or Termination of Service due to Disability.

(c) Retirement. Other Stock-Based Awards granted to Employees and Other Service Providers are subject to the following provisions:

(i) Except for Other Stock-Based Awards granted subject to performance-based vesting conditions, upon a Participant’s Retirement, all restrictions on Other Stock-Based Awards and any related Dividend Equivalents granted pursuant to this Section 4.5 shall lapse in accordance with the original vesting schedule of the Award, subject to the immediate lapse of all restrictions upon a Participant’s death.

(ii) With respect to Other Stock-Based Awards granted subject to performance-based vesting conditions, upon a Participant’s Retirement, all restrictions will lapse on a pro rata portion of the Other Stock-Based Awards and any related Dividend Equivalents granted pursuant to this Section 4.5 that would otherwise have been determined by the Committee to have been earned as of the end of the applicable performance period if the Participant’s service had continued, with such pro rata portion determined by dividing the number of days between the first day of the performance period and the Retirement date, by the number of days in the applicable performance period.

(iii) Except as otherwise provided in an Award Agreement, if a Participant’s Retirement results in an Award’s continued vesting or pro rata vesting based on the Company’s actual levels of achievement of the applicable performance metrics at the end of the performance period, as a condition thereof the Participant agrees that for the remainder of any applicable continued vesting period or actual performance period, he or she shall: (x) remain available to provide service to the Company on an as-requested basis (which service, for purposes of compliance with Section 409A of the Code, shall not exceed 20% of the Participant’s pre-Termination of Service level of Service to the Company) and (y) execute, in the discretion of the Company, a non-competition agreement in favor of the Company in the form provided by the Company.

(d) Dividends and Dividend Equivalents. Any dividends, Dividend Equivalents or distributions that are paid with respect to Other Stock-Based Awards will be subject to the same vesting restrictions as the Shares to which such dividends or distributions relate. Dividends and Dividend Equivalents related to Other Stock-Based Awards subject to performance-based vesting conditions will be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable performance goals, as the original Award. Subject to the vesting restrictions above, the terms of any Dividend Equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such Dividend Equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and Dividend Equivalents in addition to those specified in this Section 4.5(d).

4.6 Cash-Based Awards. The Committee may, from time to time, grant Awards to any Employee, Non-Employee Director or Other Service Provider that are designated as Cash-Based Awards, with the expectation that these Awards will be settled in cash, however, such Cash-Based Awards may be settled in cash or whole Shares or a combination of cash and whole Shares, as determined by the Committee. The value of these Awards may be based in whole or in part or by reference to, or otherwise related to, Shares, and may be granted subject to the achievement of one or more performance goals as determined by the Committee from time to time. The Committee shall determine, in its discretion and subject to Section 7.14, the terms and conditions that will apply to Cash-Based Awards granted pursuant to this Section 4.6. The terms and conditions of Cash-Based Awards shall be set forth in the applicable Award Agreement and except as otherwise provided in an Award Agreement or other subsequent agreement between a Participant and the Company or an Affiliate, the Cash-Based Awards granted to Participants shall be subject to the following restrictions:

(a) Vesting. Subject to Section 5.4, if the restrictions on Cash-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Service, the Cash-Based Awards shall be forfeited by the Participant if the termination is for any reason other than death, Disability or Retirement.

(b) Death or Disability. Except for Cash-Based Awards granted subject to performance-based vesting conditions, restrictions on Cash-Based Awards and any related Dividend Equivalents granted pursuant to this Section 4.6 shall lapse upon the Participant’s death or Termination of Service due to Disability.

(c) Retirement. Cash-Based Awards granted to Employees and Other Service Providers are subject to the following provisions:

(i) Except for Cash-Based Awards granted subject to performance-based vesting conditions, upon a Participant’s Retirement, all restrictions on Cash-Based Awards and any related Dividend Equivalents granted pursuant to this Section 4.5 shall lapse in accordance with the original vesting schedule of the Award, subject to the immediate lapse of all restrictions upon a Participant’s death.

(ii) With respect to Cash-Based Awards granted subject to performance-based vesting conditions, upon a Participant’s Retirement, all restrictions will lapse on a pro rata portion of the Cash-Based Awards and any related Dividend Equivalents granted pursuant to this Section 4.5 that would otherwise have been determined by the Committee to have been earned as of the end of the applicable performance period if the Participant’s service had continued, with such pro rata portion determined by dividing the number of days between the first day of the performance period and the Retirement date, by the number of days in the applicable performance period.

(iii) Except as otherwise provided in an Award Agreement, if a Participant’s Retirement results in an Award’s continued vesting or pro rata vesting based on the Company’s actual levels of achievement of the applicable performance metrics at the end of the performance period, as a condition thereof the Participant agrees that for the remainder of any applicable continued vesting period or actual performance period, he or she shall: (x) remain available to provide service to the Company on an as-requested basis (which service, for purposes of compliance with Section 409A of the Code, shall not exceed 20% of the Participant’s pre-Termination of Service level of Service to the Company) and (y) execute, in the discretion of the Company, a non-competition agreement in favor of the Company in the form provided by the Company.

4.7 Termination for Cause. If a Participant incurs a Termination of Service for Cause, then all outstanding Awards shall immediately be cancelled, except as otherwise provided in an Award Agreement.

4.8 Minimum Vesting Requirements. Notwithstanding any other provision of the Plan, no portion of an Award may vest before the first anniversary of the date of grant, and with respect to Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period, each Award shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) accelerated vesting in the event of death or Disability, (ii) Awards made in payment or exchange for other compensation already earned and payable, (iii) Awards granted in connection with assumption or substitution of awards as part of a transaction as contemplated under Section 5.2(a)(iii) that does not reduce the vesting period of the award being replaced, (iv) accelerated vesting as contemplated under Section 5.4, (v) Awards granted to Non-Employee Directors, and (vi) Awards granted pursuant to the Employee Matters Agreement; provided, however, that the Company may grant Awards with respect to up to five percent (5%) of the number of Shares reserved under Section 5.1 without regard to the minimum vesting period set forth in this Section 4.8. For purposes of clarity, the minimum vesting schedules set forth in this Section 4.8 shall not apply to Adjusted Spin-Off Awards.

4.9 Adjusted Spin-Off Awards.

(a) General. Subject to the terms and provisions of the Plan, the Committee may grant Adjusted Spin-Off Awards under the Plan pursuant to the terms and conditions that the Committee, in its sole discretion, may determine and set forth in the applicable Award Agreement, subject to Section 4.2; provided, that such terms and conditions shall be consistent with the Employee Matters Agreement. Except as otherwise provided in this Section 4.9 or in the Employee Matters Agreement, Adjusted Spin-Off Awards shall be subject to Section 4.4 above.

(b) Termination of Directorship. With respect to any Participant who holds an Adjusted Director Spin-Off Award and who immediately following the Spin-Off (x) serves on the Board, and (y) does not serve on the Resideo Board, such Participant shall be deemed to have experienced a separation from service (i.e., for purposes of determining the timing of payment or settlement of such Adjusted Director Spin-Off Award pursuant to its terms) upon the termination of such Participant’s service as a director of the Company. With respect to any Participant who is not described in the preceding sentence and who holds an Adjusted Director Spin-Off Award, such Participant shall be deemed to have experienced a separation from service upon the termination of such Participant’s service as a director of Resideo.

Article V

Shares Subject to the Plan; Adjustments

5.1 Shares Available and Limitations on Non-Employee Director Awards.

(a) Shares Available. The Shares issuable under the Plan shall be authorized but unissued Shares or Shares held in the Company’s treasury. The total number of Shares with respect to which Awards may be issued under the Plan may equal but may not exceed 8,167,473 (the “Share Limit”), subject to adjustment in accordance with Section 5.3; provided, however, that from the aggregate Share Limit, no more than 2,556,299 Shares may be available for grant in the form of Incentive Stock Options. In addition, subject to adjustment in accordance with Section 5.3, commencing on January 1, 2027, and on each January 1 thereafter during the term of the Plan, the Share Limit will automatically increase by a number of Shares equal to two percent (2%) (or a lesser amount determined by the Board in its sole discretion prior to such date) of the Company’s outstanding Shares, on an as-converted basis, as of the close of business on the immediately preceding December 31; provided that no such automatic increase shall occur on any date after the tenth (10th) anniversary of the Effective Date without additional stockholder approval.

(b) Non-Employee Director Award Limits. The maximum aggregate grant date fair value (computed in accordance with FASB ASC Topic 718 (or any successor standard)) of Awards that may be granted to a Non-Employee Director under the Plan during any single calendar year shall not exceed $750,000. Notwithstanding the foregoing, the value of any Adjusted Spin-Off Awards granted to a Non-Employee Director shall not count against such annual award limit.

5.2 Counting Rules.

(a) The following Shares related to Awards to be issued under this Plan shall not count against the limits set forth in Section 5.1:

(i) Shares related to Awards paid in cash;

(ii) Shares related to Awards (including any Adjusted Spin-Off Awards) that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and

(iii) Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or an Affiliate or a combination of the Company or an Affiliate with another company.

(b) For purposes of clarity, Shares that are tendered or withheld in payment of all or part of the Exercise Price of an Award or in satisfaction of withholding tax obligations, and Shares that are repurchased with cash proceeds from the payment of the Exercise Price of an Award, shall not be reincluded in or added back to the number of Shares available for issuance under the Plan. Upon the settlement of any Stock Appreciation Right issued under the Plan, the gross number of Shares issued to the Participant will count against the number of Shares available for issuance under the Plan.

5.3 Adjustment Upon Certain Changes.

(a) Adjustments. In the event of any change in corporate structure affecting outstanding Shares or the value thereof, including any dividend or distribution (whether in cash, Shares or other property), stock split, reverse stock split, spin-off, recapitalization, merger, reorganization, consolidation, combination or exchange of shares or similar transaction, such adjustments and other substitutions shall be made to the Plan and to outstanding Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in (i) the limitations set forth in Section 5.1, including the maximum aggregate number, class and kind of securities that may be delivered under the Plan, and (ii) the number, class, kind and Exercise Price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the full or partial substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company).

(b) Other Changes. The Committee may make other adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.3(a)) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

(c) No Other Rights or Changes. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award. Except as expressly provided by this Section 5.3, and without limiting the generality of Section 6.1, no material adverse change may be made to the terms of an Award granted to a Participant as a result of an event described in this Section 5.3 without the consent of the Participant.

5.4 Change in Control.

(a) Assumption Upon Change in Control; Accelerated Vesting Upon Certain Termination Events. Unless otherwise provided in the applicable Award Agreement, in the event of a Change in Control, if the successor company assumes or substitutes for an outstanding Award (or in which the Company is the ultimate parent corporation and continues the Award), then such Award shall be continued in accordance with its applicable terms and vesting shall not be accelerated as described in Section 5.4(b). For the purposes of this Section 5.4(a), an Award shall be considered assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company or cash, in each case, substantially equal in fair market value (determined as of the date of the Change in Control) to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, with respect to a Participant who is an Employee or Other Service Provider, in the event of such Participant’s Termination of Service involuntarily without Cause or voluntarily by the Participant for Good Reason in such successor company within two years following such Change in Control, the vesting and exercisability of each Award, whether time-based or performance based, held by such Participant at the time of the Change in Control shall be accelerated as described in Section 5.4(b) at the time of the Termination of Service. Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 5.4(a) to the extent such action would cause an Award not otherwise “deferred compensation” within the meaning of Section 409A of the Code to become “deferred compensation” within the meaning of Section 409A of the Code.

(b) Acceleration of Vesting Upon Change in Control. In the event of a Change in Control after the date of the adoption of the Plan, unless provision is made in connection with the Change in Control for the assumption, substitution or continuation of an outstanding Award in accordance with Section 5.4(a), then the vesting of such Award, whether time-based or performance-based, shall accelerate and all restrictions shall lapse as of immediately prior to the Change in Control, and (i) in the case of an outstanding Stock Option or Stock Appreciation Right, such Award shall be exercisable as of immediately prior to such Change in Control, or (ii) in the case of an Award other than a Stock Option or a Stock Appreciation Right, such Award shall be settled or otherwise paid to the applicable Participant as soon as practicable following such vesting. For purposes of determining the amount of the Award considered vested and paid for performance-based awards under this Section 5.4(b), all performance criteria (i) if the performance period has been completed, shall be deemed achieved at actual levels of achievement determined by the Committee in its sole discretion as of the date of the Change in Control and (ii) otherwise, shall be deemed achieved at the target level of achievement. Notwithstanding any provision of this Section 5.4(b), unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes deferred compensation within the meaning of Section 409A of the Code, in the event of a Change in Control that does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change in Control but are outstanding as of such date) shall vest and cease to be forfeitable but shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change in Control. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, (i) each Stock Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each vested Share subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the fair market value (as determined by the Committee, in its discretion, in a manner that complies with Section 409A of the Code) of such Share immediately prior to the occurrence of such Change in Control over the Exercise Price, as applicable, per Share of such Stock Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine and (ii) each Stock Option and Stock Appreciation Right outstanding at such time with an Exercise Price per Share that exceeds the fair market value (as determined by the Committee, in its discretion, in a manner that complies with Section 409A of the Code) of such Share immediately prior to the occurrence of such Change in Control shall be canceled for no consideration.

5.5 Fractional Shares. No fractional Shares shall be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional Shares that would otherwise be issuable shall be paid in lieu of such fractional Shares. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional Shares.

Article VI

Amendment and Termination

6.1 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of stockholders of the Company, except that no revision to the terms of the Plan shall be effective until the amendment is approved by the stockholders of the Company if such approval is required by the rules of the New York Stock Exchange or such amendment materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan). No amendment of the Plan made without the Participant’s written consent may materially adversely affect any right of a Participant with respect to an outstanding Award unless such amendment is necessary to comply with applicable law. The Plan may not be amended in any manner adverse to the interests of Participants during the two-year period following a Change in Control, unless such amendment is necessary to comply with applicable law.

6.2 Termination. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to the adoption of a resolution of the Board terminating the Plan, or the tenth anniversary of the Effective Date, whichever occurs first.

No Awards shall be granted under the Plan after it has terminated. The termination of the Plan, however, shall not alter or impair any of the rights or obligations of any Participant without such Participant’s written consent under any Award previously granted under the Plan. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Agreement.

Article VII

General Provisions

7.1 Nontransferability of Awards. No Award under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons shall otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the applicable laws of descent or distribution.

(b) The Committee may provide in the applicable Award Agreement that all or any part of an Award (other than an Incentive Stock Option) may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of donees: a family member; a trust for the benefit of a family member; a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members. For purposes of this Section 7.1(b), a family member means a Participant and/or the Participant’s spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.

(c) Except as otherwise provided in the applicable Award Agreement, any Nonqualified Stock Option or Stock Appreciation Right transferred by a Participant pursuant to Section 7.1(b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. Any transferred Award shall be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant’s estate shall remain liable for any withholding tax that may be imposed by any federal, state or local tax authority, and the transfer of Shares upon exercise of the Award shall be conditioned on the payment of any withholding tax. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to Section 7.1(b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to Section 7.1(b). No transfer shall be effective until the Committee consents to the transfer in writing.

(d) Unless otherwise restricted by Company policy for Reporting Persons, Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered; provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the 1933 Act, or pursuant to an effective registration for resale under the 1933 Act. For purposes of this Section 7.1(d), “affiliate” shall have the meaning assigned to that term under Rule 144.

(e) In no event may a Participant transfer an Incentive Stock Option other than by will or the applicable laws of descent and distribution.

7.2 Withholding of Taxes.

(a) Stock Options and Stock Appreciation Rights. Subject to Section 7.2(d), as a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b) Other Awards Payable in Shares. Subject to Section 7.2(d), the Company shall satisfy a Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Stock Units, Restricted Stock and Other Stock-Based Awards by withholding Shares that would otherwise be available for delivery. The Company may also allow the Participant to satisfy the Participant’s tax withholding obligations by payment to the Company in cash or by certified check, bank draft, wire transfer, or postal or express money order.

(c) Cash Awards. The Company shall satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

(d) Withholding Amount. The Committee, in consideration of applicable accounting standards, has full discretion to either (i) allow Participants to elect, or (ii) otherwise direct as a general rule, to have the Company withhold Shares for taxes at an amount that is not less than the applicable minimum statutory amount and not more than the applicable maximum statutory amount.

7.3 Forfeiture Provisions.

(a) The Committee may, in its discretion, provide in an Award Agreement that an Award granted thereunder shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or for a period after Termination of Service, (i) violates the terms of any restrictive covenant or agreement with the Company, or (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award Agreement that (iii) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (iv) a Participant must repay the gain to the Company realized under a previously paid Award if the Participant engages in any activity referred to in the preceding sentence. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 7.3 or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). In the case of a Participant who holds an Adjusted Director Spin-Off Award and continues to serve on the Resideo Board immediately following the Spin-Off, this provision may in the Committee’s discretion be interpreted to apply to Resideo and its affiliates (and agreements and policies thereof), mutatis mutandis.

(b) Awards and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder, and applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law or stock exchange. Any Award Agreement will be automatically unilaterally amended to comply with any such compensation recovery policy.

7.4 Code Section 83(b) Elections. The Company, the Affiliates, and the Committee have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award of Restricted Stock or other Award subject to Section 83 of the Code in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) of the Code shall promptly provide the Committee with a copy of the election form.

7.5 No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, shall not be construed as conferring any legal or other right upon any Participant for the continuation of service through the end of any vesting period or other applicable period. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company’s stockholders. The Company and the Affiliates expressly reserve the right, which may be exercised at any time and in the Company’s or an Affiliate’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

7.6 No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of a Stock Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise the Award. The Company, the Affiliates, and the Committee have no obligation to inform a Participant of the date on which a Stock Option or Stock Appreciation Right lapses except in the Award Agreement.

7.7 No Rights as Stockholders. A Participant granted an Award under the Plan shall have no rights as a stockholder of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant’s name and delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company.

7.8 Indemnification of Committee. The Company shall indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or a delegate of the Committee.

7.9 No Required Segregation of Assets. Neither the Company nor any Affiliate shall be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.10 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or an Affiliate (including, with respect to certain Awards granted pursuant to the Employee Matters Agreement, services for Resideo or any of its subsidiaries prior to the Spin-Off). Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any other employee benefit plan of the Company or any Affiliate, except as the employee benefit plan otherwise provides. Except as otherwise provided in the Employee Matters Agreement, the adoption of the Plan shall have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or an Affiliate or any predecessor or successor of the Company or an Affiliate.

7.11 Awards in Foreign Countries. The Committee has the authority to grant Awards to Employees, Non-Employee Directors and Other Service Providers who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of the Plan. The Committee may also approve any supplements to the Plan or alternative versions of the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants; provided, however, that the Committee may not make any supplemental or alternative version that (a) increases limitations contained in Section 4.3(e); (b) increases the number of Shares available under the Plan, as set forth in Section 5.1; (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or (d) otherwise contains terms that would require approval by the stockholders of the Company under the rules of the New York Stock Exchange. A supplement to the Plan for grants of Restricted Stock Units to French employees is attached to, and made a part of this Plan, as Attachment A.

7.12 Securities Matters.

(a) The Company shall be under no obligation to effect the registration pursuant to the 1933 Act of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Award hereunder or the issuance or transfer of Shares pursuant to any Award pending or to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Award or the issuance or transfer of Shares pursuant to any Award. During the period that the effectiveness of the exercise of an Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

7.13 Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable U.S. federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Plan, which shall remain in full force and effect.

7.14 Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code shall only be as broad as is permitted by Section 409A of the Code.

7.15 Payments to Specified Employees. Notwithstanding anything herein or in any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A of the Code), any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her separation from service, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of the Participant’s death.